PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated April 20, 2007, as supplemented	Registration Number 333-141257
by Supplement No. 1, dated May 4, 2007,
Supplement No. 2, dated May 23, 2007 and
Supplement No. 3, dated June 12, 2007)

$862,500,000

BOSTON PROPERTIES LIMITED PARTNERSHIP

2.875% Exchangeable Senior Notes due 2037

and the

BOSTON PROPERTIES, INC.

Common Shares Issuable Upon the Exchange of the Notes

This prospectus supplement no. 4 supplements and amends the prospectus dated April 20, 2007 (as amended by prospectus supplement no. 1, dated as of May 4, 2007, prospectus supplement no. 2, dated as of May 23, 2007, and prospectus supplement no. 3, dated as of June 12, 2007) of Boston Properties Limited Partnership and Boston Properties, Inc. relating to the sale from time to time by certain selling securityholders of up to $862,500,000 of Boston Properties Limited Partnership’s 2.875% Senior Exchangeable Notes due 2037, which are referred to in this prospectus supplement as the “Notes,” and the shares of common stock of Boston Properties, Inc. issuable upon the exchange of the Notes. This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in these securities involves risks. See “Risk Factors” beginning on page 7 of the prospectus as well as the risk factors contained in documents Boston Properties, Inc. and Boston Properties Limited Partnership file with the Securities and Exchange Commission and which are incorporated by reference in the prospectus. Before buying these securities, you should read and consider the risk factors included in our periodic reports and information that Boston Properties Limited Partnership and Boston Properties, Inc. file with the Securities and Exchange Commission. See “Cautionary Statement Regarding Forward-Looking Statements” in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2007

The information in the table appearing under the caption “Selling Securityholders” commencing on page 74 of the prospectus, as supplemented and amended prior to the date hereof, is hereby further supplemented and amended by adding the information below with respect to selling securityholders not previously listed in the prospectus, and by superseding the information with respect to selling securityholders listed below as of or prior to the date of this prospectus supplement. Since the date on which we were provided with the information regarding their Notes and other security ownership in Boston Properties, Inc., selling securityholders may have acquired, sold, transferred or otherwise disposed of all or a portion of their Notes or other securities. Accordingly, the information provided herein and in the prospectus for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership.

Name	Aggregate Principal Amount of the Notes Beneficially Owned That May be Sold	Percentage of Notes Outstanding *	Number of Shares of BXP Common Stock That May be Sold **	Other Shares of BXP Common Stock Owned Before the Offering and Assumed to be Owned Following the Offering	Percentage of BXP Common Stock Outstanding ***
Marathon Global Convertible Master Fund, Ltd.	$15,000,000	1.74%	118,962	–	–
Medical Liability Mutual Ins. Co.—Convertible	$12,750,000	1.48%	101,118	–	–
Princeton Medical Mutual Ins. Co.—Convertible	$2,250,000	–	17,844	–	–

*	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.
**	Represents the maximum number of shares of BXP common stock issuable upon exchange of all of the holder’s notes at the maximum exchange rate of 7.9308 shares of BXP common stock per $1,000 principal amount of the notes. This exchange rate is subject to adjustment as described under “Description of Notes — Exchange Rights.” As a result, the number of shares of BXP common stock issuable upon exchange of the notes may change in the future.
***	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934, using 119,004,390 shares of BXP common stock outstanding as of May 4, 2007. In calculating these percentages for each holder of notes, we also treated as outstanding that number of shares of BXP common stock issuable upon exchange of that holder’s notes. However, we did not assume the exchange of any other holder’s notes. Based on the 119,004,390 shares of BXP common stock outstanding as of May 4, 2007, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of BXP common stock following the sale of securities in the offering.